Prepared Remarks for FHLB Des Moines President Mike Wilson at the Missouri Bankers Association Executive Management Conference
12/4/2015
Introduction
Good morning. Thank you to the Missouri Bankers Association for hosting this event. I am pleased to be here today to provide an update on the Federal Home Loan Bank of Des Moines.

I will begin my comments with our normal disclaimer. Some of the statements I’ll make today may be forward-looking statements. Forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied in my comments. I ask that you do not place undue reliance on any forward-looking statements made by any of us this afternoon. Any forward-looking statements I make are as of this date, and we undertake no obligation to update or revise any forward-looking statement.

Financially, the Des Moines Bank is solid with a well-capitalized, profitable and mission-consistent balance sheet.

On June 1, we underwent a major event when we merged with the Federal Home Loan Bank of Seattle. The merger went exceedingly well, and the post-merger member-related issues have been minimal and very manageable.

As a member-owner of the Federal Home Loan Bank of Des Moines, this is your cooperative and you should expect to see benefits from the merger over time.

Post-merger Benefits
Cost Savings
The combined 2014 operating expenses of the Federal Home Loan Banks of Des Moines and Seattle were approximately $130 million. We anticipate that the 2016 operating expenses for the combined entity will be closer to $95 million. This is a reduction of $35 million, or 25 percent of the combined operating expenses. Taking a deeper dive into the numbers, the Seattle Bank’s pre-merger operating expenses were $75 million, and we expect approximately $15 million of this will be carried forward by the Des Moines Bank.

Prior to the merger, the Seattle Bank had 150 employees. Forty of those employees will remain with the Des Moines Bank as of January 1, 2016. The reduction of 110 employees accounts for a significant portion of the cost savings. In addition, most of the Seattle Bank’s technology systems were eliminated, and we also reduced the office footprint in Seattle from about 40,000 square feet to 8,000 square feet. These reductions provide significant additional cost savings.

Stronger Performing Federal Home Loan Bank
The Des Moines Bank incurred a number of merger related expenses, so year-over-year comparisons of earnings are complicated. That said, the Bank's net interest income is up in part because of the advances and investments acquired in the merger. The Des Moines Bank acquired roughly $7 billion in advances that are expected to continue with the Combined Bank and $16 billion in long-term investments generating over $60 million in anticipated additional annual net interest income. In addition, we acquired additional capital of approximately $250 million primarily representing Seattle’s retained earnings.
At the close of the merger, the Des Moines Bank acquired over 300 members in eight additional states and three U.S. Pacific territories, which provides a new market for business and diversification opportunities.

The Des Moines Bank also acquired the Seattle Bank’s Private-Label Mortgage Backed Securities (PLMBS) lawsuits. While there is an ongoing expense to pursue our cases against the issuers of the PLMBS, the potential upside is significant.

While I can’t predict with any certainty the future earnings of the Federal Home Loan Bank of Des Moines, I think it is fair to say that between the cost savings and higher level of earning assets, the merger has positioned the Des Moines Bank to report higher earnings over time. These earnings may be reflected in additional contributions to the Affordable Housing Program, changes to the Bank’s product pricing, and capital management structure.

Expanded Products and Services
Post-merger, the Western members gained access to the Des Moines Bank’s mortgage programs and also the ability to pledge construction loans and additional forms of agricultural loans as collateral to secure advances. Midwestern members gained access to additional forms of collateral - such as municipal securities - and new advance structures, including the Symmetrical Prepay and Member Owned LIBOR Advance, a LIBOR indexed advance with various call options. All members are benefiting from enhancements to eAdvantage, the Des Moines Bank’s secure, online banking system.

More Focused on the Needs of Community Banks
From a membership perspective, the former Seattle district is not all that different from the former Des Moines district. Large portions of the district are rural, small communities that are served by small- and mid-sized financial institutions, just like here in Missouri. The average member size is slightly bigger because the Northwest was not unit banking territory, but the challenges they face are no different. With the expanded district, we now cover around 25 percent of the community banks in the United States and can advocate for you even more than in the past.

Challenges
While the merger went well, we still face some ongoing challenges. For example, we are operating with a 29-person Board of Directors. Relying on a strong committee structure has made it effective so far. Additionally, the directors are melding and realizing that they no longer represent the Seattle Bank of old or the Des Moines Bank of old, but a new FHLB Des Moines.

Cultural integration is a challenge in any merger, and we are not immune. Our strength is that each Federal Home Loan Bank, prior to the merger, had a similar mission and member value proposition. We may have done things different, but we were aiming for the same goal.

Conclusion
Overall, the merger has been positive. The members in our expanded district are being served with the Bank's products and services, including advances, mortgage programs and ancillary services like safekeeping. Communities in our district are benefiting from our targeted housing programs. The board just approved more than $20 million in Affordable Housing Program subsidies to more than 50 projects across the district.

We still have some post-merger work to wrap-up, which should be done by mid-2016, but that is internal and should not affect you. All in all, we are very pleased with the results of the merger, and we look forward to serving you and all of our members well into the future

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This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plan,” “could,” “should,” “would,” “may,” and “will,” or their negatives, or other variations on these terms. Forward-looking statements are subject to known and unknown risks and uncertainties, some of which may be material. Actual actions, transactions, and performance may differ materially from those expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, the ability of the parties to complete the merger and those factors discussed in the Des Moines Bank’s filings with the Securities and Exchange Commission. The Des Moines Bank does not undertake to update any forward-looking statements made in this announcement.